SCHEDULE I

The following table sets forth certain information with respect to acquisitions of shares of Class A Common Stock by the Reporting Person pursuant to the 2024 Trading Plan.

Transaction Date	Transaction Type	Number of Shares	Price per Share (1)	Price Range
4/15/2025	Open Market Purchase	50,000	$ 15.8412	$ 15.59 - $15.94
6/25/2025	Open Market Purchase	30,563	$ 12.9984	$ 12.985 - $13.00
6/26/2025	Open Market Purchase	57,192	$ 12.9514	$ 12.82 - $13.00
7/1/2025	Open Market Purchase	225,000	$ 13.5838	$ 13.19 - $13.78
7/2/2025	Open Market Purchase	225,000	$ 13.6065	$ 13.48 - $13.74
7/7/2025	Open Market Purchase	224,217	$ 14.0429	$ 13.81 - $14.19
7/8/2025	Open Market Purchase	225,000	$ 14.5961	$ 14.32 - $14.80
7/11/2025	Open Market Purchase	225,000	$ 14.1566	$ 13.83 - $14.46
7/14/2025	Open Market Purchase	222,684	$ 14.2454	$ 13.82 - $14.38
7/15/2025	Open Market Purchase	225,000	$ 13.9615	$ 13.77 - $14.17
7/16/2025	Open Market Purchase	225,000	$ 13.9907	$ 13.71 - $14.14

(1)

In certain cases, the indicated price is the weighted average of the prices for multiple transactions on the indicated date. The range of actual prices is indicated in the “Price Range” column. The Reporting Person undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares of Class A Common Stock purchased at each separate price.